Exhibit 10.18

Director Compensation

Each non-employee director of the Corporation shall receive for calendar year 2025 an annual retainer fee of $85,000, payable $62,500 in cash and $22,500 in restricted stock units to be awarded on the day of the annual meeting of shareholders subject to vesting on the one-year anniversary of the grant date. Non-employee directors with significant additional duties shall receive the following additional annual retainers: (i) $37,500 for the independent Chair of the Board of Directors; (ii) $10,000 for the Chair of the Audit Committee, and (iii) $7,500 for each other Chair of a Board committee.